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                                   EXHIBIT 11
                       FERRO CORPORATION AND SUBSIDIARIES
             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

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
                                                                        Year Ended December 31,
(Dollars in thousands, except per share data)
                                                                         2000            1999
                                                                         ----            ----
        BASIC:

                Weighted Average Common Shares Outstanding            34,561,227      35,197,243

                Net Income                                                73,139          73,015

                Less Preferred Stock Dividend, Net of Tax                 (3,460)         (3,747)
                                                                    ------------    ------------
                Net Income Available to Common Shareholders         $     69,679    $     69,268
                                                                    ------------    ------------
BASIC EARNINGS PER COMMON SHARE                                     $       2.02    $       1.97

        DILUTED:

                Weighted Average Common Shares Outstanding            34,561,227      35,197,243

                Adjustments for assumed conversion of convertible
                  preferred stock and common stock options             3,102,561       3,609,870
                                                                    ------------    ------------

                                                                      37,663,788      38,807,113

                Net Income                                          $     73,139    $     73,015

                Tax effect on assumed conversion of convertible
                  preferred stock                                           (649)         (1,376)
                                                                    ------------    ------------
                Adjusted Net Income                                 $     72,490    $     71,639

DILUTED EARNINGS PER SHARE                                          $       1.92    $       1.85
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